SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: April 9, 1998



                        THE ASHTON TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)




                  Delaware                                       333-1182
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(State of other jurisdiction of incorporation)          (Commission File Number)



                                   22-6650372
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                      (IRS Employer Identification Number)



1900 Market Street, Suite 701, Philadelphia, Pennsylvania               19103
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(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code:   (215) 751-1900


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Item 5.  Other Events
         ------------

     On April 3, 1998 (the "Subscription Date"), the Company entered into a Private Equity Line of Credit Agreement (the "Agreement") with a group of accredited investors (the "Investors") which provides for an aggregate commitment of $18,000,000 to the Company. On the Subscription Date the Investors purchased three shares of Series D Convertible Preferred Stock (the "Series D Preferred") with a liquidation preference of $1,000,000.00 per share for an aggregate purchase price of $3,000,000.00 and the Company agreed to promptly file a registration statement under the Securities Act of 1933, as amended, registering shares of the Company's common stock (the "Common Stock") issuable in connection with the transactions contemplated by the Agreement (the "Registration Statement"). The Agreement provides that within five days after the Registration Statement has been filed, and subject to the satisfaction of certain other conditions, the Investors will purchase two shares of Series E Convertible Preferred Stock (the "Series E Preferred") with a liquidation preference of $1,000,000.00 per share for an aggregate purchase price of $2,000,000.00. Following the purchase of the Series E Preferred and subject to the satisfaction of certain other conditions, the Company may from time to time put (each, a "Put") to the Investors shares of the Common Stock for an aggregate Put price of $13,000,000.00. The Put price per share is an amount equal to 85% of the average of the lowest bid prices of such Common Stock over the seven day period beginning three days before and ending three days after the Company gives notice of a Put.

     Under the terms of the Agreement, the Company has agreed to hold $1,000,000.00 of the proceeds received on the Subscription Date in cash or government securities until the Company (i) receives shareholder approval for the issuance of 20% or more of its Common Stock in connection with the transactions contemplated by the Agreement (the "Required Approval") or (ii) is able to increase its issued and outstanding Common Stock by at least 4,000,000 shares via the conversion of Convertible Preferred Stock (other than Common Stock to be issued in connection with the Agreement). If neither of these events has occurred within 90 days after the Subscription Date, the Company must return the $1,000,000.00, plus a 10% premium, to the Investors.

     The Investors are not obligated to purchase the Series E Preferred or any Put shares unless, among other things, (i) the Company has received the Required Approval, (ii) the Registration Statement is effective, (iii) the Company is listed and trading on a national exchange or quotation system, (iv) the closing bid price of the Common Stock on the day immediately preceding such purchase is at least $1.50 per share, and (v) the Common Stock has traded at a volume of at least 25,000 shares a day for the thirty trading days preceding such purchase.

     The Series D Preferred may not be converted into Common Stock until the earlier of (i) 60 days following the Subscription Date or (ii) the Registration Statement has been filed. The conversion price of the Series D Preferred is an amount equal to 75% of the average closing bid price per share over the five days preceding the conversion date (the "Market Price"). The conversion price of the Series E Preferred is 80% of the Market Price. Each of the Series D Preferred and Series E Preferred (i) ranks pari passu with the other authorized Preferred Stock of the Company and (ii) is entitled to a dividend of 8% per annum on its respective liquidation preference.

     On the Subscription Date the Investors received warrants (each, a "Warrant") to purchase up to an aggregate of 250,000 shares of Common Stock and will receive additional Warrants to purchase up to an aggregate of 100,000 of such shares on the completion of the purchase of the Series E Preferred. The Warrants are exercisable for five years at an exercise price of 120% of average closing bid price of the Common Stock over the five trading days preceding the Subscription Date.

     On the Subscription Date, the Company paid the placement agent a fee of (i) $150,000, (ii) 0.15 shares of Series D Preferred, (iii) a Warrant, on the same terms as the Warrants issued to the Investors, to purchase up to 190,000 shares of Common Stock and (iv) 20,000 shares of Common Stock. Upon the completion of the purchase of the Series E Shares, the Company has agreed to pay the placement agent (i) an amount equal to 5% of the proceeds of such purchase, (ii) 0.1 shares of Series E Preferred, and (iii) a Warrant to purchase up to 60,000 shares of the Common Stock. On the completion of each Put, the Company has agreed to pay the placement agent an amount equal to 5% of the proceeds of such Put.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned herewith duly authorized.

Date:  April 9, 1998                          The Ashton Technology Group, Inc.
                                            ------------------------------------
                                                      (Registrant)


                                              By: /s/ Fredric W. Rittereiser
                                                  ------------------------------
                                                      Fredric W. Rittereiser
                                                      Chief Executive Officer